September 24, 2003

Ford R. Lynch
2 Aspetuck Lane
Westport, CT 06880

Dear Ford:

I am pleased to extend an offer of full time employment to you as Senior Vice President of Sales and Marketing, contingent on the approval of the Novavax Board of Directors (or such committee of the Board of Directors authorized to make such approval) and completion of a background check. As discussed, you will report to me, as President and Chief Executive Officer with a start date of September 24, 2003. This letter will confirm our understanding of your acceptance of this position.

SALARY: Your salary will be an annual rate of $220,000 per year, paid in accordance with the Company’s payroll policies in effect from time to time. Currently, the Company pays salaries semi-monthly. You will be eligible for a salary adjustment at the time the Company reviews and adjusts salaries following the close of fiscal year 2004. All compensation payments are reduced for applicable payroll taxes and authorized deductions. You will be classified as a salaried exempt employee.

BONUS PROGRAM: You will be entitled to participate in the Company’s bonus program, under which award payments, if any, will be based on performance criteria and milestones to be mutually determined by the Company and you. Any bonus for 2003 will be prorated for the period of your employment in 2003. Your target/maximum bonus for each of 2003 (before adjustment for the period worked) and for 2004 is $100,000.

STOCK OPTIONS: Contingent on the approval of the Novavax Board of Directors (or such committee of the Board of Directors authorized to make such approval) the Company will grant you stock options to purchase 175,000 shares of the Company’s Common Stock ($.01 par value) at an exercise price equal to the closing price of the Company’s Common Stock on the date of grant (which is the date of the Board’s, or its committee’s as applicable, approval). The options will vest as to one-third of the shares on the first anniversary of the date of grant, as to an additional one-third of the shares on the second anniversary of the date of grant and as to the final one-third of the shares on the third anniversary of the date of grant; provided that all unvested options shall become vested in the event of a consolidation, merger, combination, reorganization or sale of all or substantially all of the assets of the Company (as described in the Company’s form of Stock Option Agreement and the Company’s Stock Option Plan) which would otherwise result in the termination of such options and/or your employment with the Company, to the extent permitted by the Internal Revenue Code and the Company’s Stock Option Plan.

Ford R. Lynch
September 24, 2003
Page -2-

BENEFITS: Eligibility to participate in our corporate health insurance (including vision), dental plan and prescription drug card program begins on the first day of the month after 30 days of employment.

After 90 days of employment you are eligible to participate in our group life insurance (double your annual salary up to $250,000) and the short-term and long-term disability policies. Novavax currently pays 100% of the premiums for these benefits. The Company has agreed to contribute up to $25,000 per year for each of the first two years of the term of your employment, to be used only for the purchase of a life insurance policy on your life, payable to a beneficiary of your choosing, with a maximum policy benefit of $500,000. You will arrange for such policy, that you will own, upon the commencement of your employment. The Company will reimburse you for one half of the total premium for such policy, to a maximum of $25,000, within one week of receipt by the Company of a copy of a binder for such insurance and will reimburse you an additional one half of the total premium for such policy, to a maximum of $25,000, on the first anniversary date of the commencement of your employment with the Company. In the event of the termination of your employment with the Company, prior to the date the reimbursement set forth in this paragraph is made, other than a termination by the Company for Cause or a termination by you without Good Reason, the Company will, upon the effectiveness of such termination, pay to you the amount equal to $50,000 less that amount paid to such date pursuant to this paragraph.

Novavax Inc. provides a 401(k) retirement savings plan for all interested and eligible employees, after 90 days of service, commencing only on an open enrollment date. For participants in the 401(k) plan the Company matches 25% up to 6%, with a three-year vesting, accumulating at 33% per year, on the Company match contribution.

VACATION: You will be entitled to five weeks of vacation time during each year, calculated on a calendar year basis in accordance with the Company’s policies in effect from time to time.

EMPLOYMENT REQUIREMENTS AND TERM: You are required as a condition to your employment, to comply at all times after your employment commences, with the Company’s policies affecting employees, including the Company’s published Code of Ethics, as in effect from time to time. You will also be required by the Company to sign the Company’s standard form of Non-Disclosure and Non-Competition Agreement as a condition to your employment by the Company.

Your employment with the Company is on at “at will” basis. Either you or the Company may terminate your employment at any time and for any reason, subject to the Company’s obligation to pay separation pay as set forth in the matrix set forth below; provided that in each instance you execute and deliver to the Company an executed Separation and Release Agreement in the Company’s then current form.

Ford R. Lynch
September 24, 2003
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Termination Event	Separation Pay

By you for Good Reason	Six months base salary at time of termination, paid in accordance with Novavax payroll.
By you or the Company due to Change of Control	A lump sum payment of 24 months base salary at time of termination.
By the Company without Cause	Six months salary at time of termination, paid in accordance with Novavax payroll.
By the Company due to Regulatory Event	A lump sum payment of three months of then effective salary.

“Cause” shall mean (i) your willful failure or refusal to perform in all material respects the services reasonably required of you in light of your position with the Company, (ii) your willful failure or refusal to carry out any proper direction of the President and Chief Executive Officer with respect to the services to be rendered or the manner of rendering such services, (iii) your willful misconduct in the performance of his duties hereunder, (iv) your commission of an act of fraud, embezzlement or theft or a felony involving moral turpitude, (v) your use or disclosure of any Company confidential information other than for the benefit of the Company in the course of rendering services to the Company or (vi) your engagement in any activity for or on behalf of a competitor of the Company.

“Change of Control” shall mean that

     (i) the Company, is merged, consolidated or reorganized into or with another corporation or other legal person (an “Acquiring Person”) or securities of the Company are exchanged for securities of an Acquiring Person, and immediately after such merger, consolidation, reorganization or exchange less than a majority of the combined voting power of the then outstanding securities of the Acquiring Person immediately after such transaction are held, directly or indirectly, in the aggregate by the holders of voting stock of the Company immediately prior to such transaction;

     (ii) the Company, in any transaction or series of related transactions, sells or otherwise transfers all or substantially all of its assets to an Acquiring Person; or

     (iii) the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing that a change in control of the Company has occurred.

Notwithstanding anything in this Offer Letter, unless otherwise determined in a specific case by majority vote of the Board of Directors, a Change in Control shall not be deemed to have occurred for purposes of this Agreement solely because (i) the Company, (ii) an entity in which the Company directly or indirectly beneficially owns 50 percent or more of the voting securities, or (iii) any Company-sponsored employee stock ownership plan, or any other employee benefit

Ford R. Lynch
September 24, 2003
Page -4-

plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of stock of the Company, or because the Company reports that a Change in Control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership.

In order for a termination of employment in the event of a Change of Control to result in the payment set forth above, notice of termination by you must given during the period between your receipt of notice or actual knowledge of such Change of Control and the effectiveness of such Change of Control and notice of termination by the Company must be given within 60 days of the Change of Control.

“Good Reason” shall mean the Company’s significant reduction or diminution of your material responsibilities and authority other than for “Cause”, without your consent.

“Regulatory Event” shall mean the rejection by the US Food and Drug Administration (“FDA”) of the Company’s application for marketing approval of its Estrasorb® product during the period from the commencement of your employment to the one year anniversary of such commencement.

RELOCATION: You will be expected to relocate to the Company headquarters (or such other Company facility as is designated by the Company) within a three month period commencing upon the Company’s notice to you of the location of the Company’s headquarters. The Company will reimburse your actual documented moving expenses, in an amount not to exceed $5,000, which may not include expenses related to the sale and purchase of a residence. In addition, the Company will reimburse actual documented reasonable travel and living expenses incurred by you and your family in connection with your relocation, in an amount not to exceed $10,000.

ENTIRE AGREEMENT: This agreement sets forth the entire agreement and understanding between you and the Company regarding all subjects covered herein, the terms of which may not be changed or modified except by agreement in writing signed by you and the Company.

SEVERABILITY: Should any provision of this agreement, or portion thereof, be found invalid and unenforceable, the remaining provisions shall continue in full force and effect.

GOVERNING LAW: This agreement shall be governed, construed and enforced in accordance with the laws of Maryland, without regard to principles of conflict of law.

CONFLICT: You hereby acknowledge that you are not a party to any agreement that in any way prohibits or imposes any restriction on your employment with the Company, and your acceptance hereof will not breach any agreement to which you are a party.

Ford R. Lynch
September 24, 2003
Page -5-

Ford, if you agree with and accept the terms of this offer of employment, please sign below and return this letter to our office. We are confident your employment with Novavax will prove mutually beneficial, and we look forward to you joining the Novavax team.

Sincerely,
NOVAVAX, INC.

By:	/s/ Nelson M. Sims Nelson M. Sims President & Chief Executive Officer

Accepted by:

/s/ Ford R. Lynch	Date	09/2403
Ford R. Lynch